SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2008 (March 5, 2008)

ORSUS XELENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-117718	20-1198142
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

12th Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People's Republic Of
China 100020
(Address of principal executive offices)

86-10-85653777
(Registrant's telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On March 5, 2008, Nathaniel K. Hsieh resigned from his position as a member of the Board of Directors (the “Board”) of Orsus Xelent Technologies, Inc. (the “Company”) and all position held on the Board’s committees.

(d) On March 5, 2008, Mr. Gao Jian was elected to the Board of the Company by unanimous written consent of the Board, effective immediately.

Mr. Gao Jian earned his Master of Business Administration degree at the University of Liverpool in the UK in July, 2000, and has since been engaged in the real estate and telecommunications industries. Since June 2007, Mr. Gao has served as Chairman of the Board of Directors of Royal Junction Construction Materials Co., Ltd. From May, 2001 to January, 2007, Mr. Gao worked as the General Manager of Dacheng Real Estate Development Group and Dacheng Telecommunications Technology Co., Ltd. From 1996 to 1999, he was the sales director for CellStar International Trading Co., Ltd, responsible for sales, marketing and strategic planning.

Mr. Gao Jian was appointed by the Board to serve on the Audit Committee and the Compensation Committee of the Board.

Item 8.01	Other Events.

On March 5, 2008, the Mr. Howard S. Barth was appointed as Chairman of the Board’s Audit Committee.

The Company issued a press release on March 5, 2008 announcing the appointment of Mr. Gao Jian to the Board the its committees and the appointment of Mr. Howard Barth as the Chairman of the Board’s Audit Committee, a copy of which is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release of Orsus Xelent Technologies, Inc., dated March 5, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2008

ORSUS XELENT TECHNOLOGIES, INC.

By:	/s/ Xin Wang
Name: Xin Wang
Title: Chief Executive Officer